Exhibit 99.1
5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
APRIL 16, 2004

CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 • Fax: (402) 339-0265
E-Mail: raj.das@infoUSA.com
LAUREL GOTTESMAN – DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infousa.com

infoUSA Reports Selected Balance Sheet Data for First
Quarter Ended March 31, 2004

(OMAHA, NE) — infoUSA® (Nasdaq: IUSA). The following table presents selected balance sheet account information as of March 31, 2004, compared to December 31, 2003.

This information is being presented in addition to the First Quarter Earnings Release dated April 14, 2004.

	December 31,	March 31,
(amounts in thousands)	2003	2004
Assets
Cash and Cash Equivalents (Note 1)	2,686	44,894
Accounts Receivable	40,922	36,365
Accounts Receivable-List Brokerage	12,844	10,920
Deferred Marketing Costs	5,457	3,833
Property and Equipment, net	40,984	40,622
Intangible Assets, net	247,609	250,271
Liabilities
Accounts Payable	16,212	12,361
Accounts Payable-List Brokerage	9,516	7,642
Accrued Payroll Expenses	17,793	12,924
Accrued Expenses	824	3,398
Deferred Revenue (Note 2)	19,824	24,328
Total Debt (Note 1)	139,765	173,485

(1)	Includes $30,020 of cash held in escrow for the repurchase of outstanding infoUSA bonds to occur on April 26, 2004. Total debt after the repurchase of the bonds would be $143,465.

(2)	The Company defers revenue recorded on the sale of database license contracts and recognizes the revenue evenly over the life of the contract.